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Exhibit 4.2 Certificate of Designation of the Rights and Preferences of the
Series A Preferred Stock of EWAN 1 INC.

                    CERTIFICATE OF DESIGNATION OF THE RIGHTS
                         AND PREFERENCES OF THE SERIES A
                         PREFERRED STOCK OF EWAN 1 INC.

         I, W.J. Kettle, being the President and Secretary, of EWAN 1 INC., a corporation organized and existing under the laws of Nevada (the "Corporation"), DO HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation and Section 78.195 of the Corporation Law of Nevada, the Board of Directors adopted the following resolution providing for the issuance of a series of Preferred Stock:

         WHEREAS, the Articles of Incorporation of the Corporation, as amended, provide that the Corporation has authorized One Hundred Million (100,000,000) shares of $.001 par value common stock ("Common Stock") and Five Million (5,000,000) shares of $.001 par value preferred stock ("Preferred Stock"). The Bylaws and the Articles of Incorporation of the Corporation, as amended, further provide that the designation, powers, preferences and relative participating, option or other special rights and qualification, limitations or restrictions of the shares of such Preferred Stock may be issued from to time in one or more series, each of such series to have such voting powers, designation, preferences, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, as expressed herein or in a resolution or resolutions, providing for the issuance of such series, adopted by the Board of Directors; and

         NOW, THEREFORE, BE IT:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation by its Articles of Incorporation, a series of preferred stock of the Corporation, be and is hereby created out of the Preferred Stock, such series to be designated Series A Preferred Stock (the "Series A Preferred Stock"), to consist of One Million Five Hundred Thousand (1,500,000) shares of which the preferences and relative other rights, and the qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Articles of Incorporation), shall be as follows:

         The powers, preferences and rights granted to the Series A Preferred (as defined below) or the holders thereof are as follows:

         1. DESIGNATION AND RANK. The series of Preferred Stock shall be designated the "Series A Convertible Preferred Stock" ("Series A Preferred") and shall consist of 1,500,000 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as "Preferred Stock" or "Preferred." The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.


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         2. DIVIDEND RATE AND RIGHTS. The holders of the Series A Preferred shall be entitled to receive Common Stock dividends or other distributions when, as, and if declared by the directors of the Corporation, with the holders of the Common Stock.

         3. NO CONVERSION INTO COMMON STOCK. The Series A Preferred shall not convert into common stock.

         4. LIQUIDATION PREFERENCE.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the assets of the Corporation available for distribution to its stockholders shall be distributed as follows:

                  (1) The holders of the Series A Preferred shall be entitled to receive, prior to the holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any other shares of stock of the corporation by reason of their ownership of such stock, an amount equal to Ten Dollars ($10.00) per share with respect to each share of Series A Preferred, plus all declared but unpaid dividends with respect to such share.

                  (2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (3) After payment of the full amounts to the holders of Series A Preferred as set forth above in paragraph
                           (1), any remaining assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

         (b) If any of the assets of the Corporation are to be distributed other than in cash under this Section 4, then the board of directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

         5. VOTING RIGHTS. Except as otherwise required by law, the holders of Series A Preferred and the holders of Common Stock shall not be entitled to notice of any stockholders' meeting and shall not have any voting rights.



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         6. REISSUANCE. No share or shares of Series A Preferred acquired by the
Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

         7. WARRANTS. Each share of Series A Preferred shall have an A Warrant, B Warrant and C Warrant attached. The Warrants are non-transferable. The A Warrant shall allow the holder to purchase one share of common stock for each share of Series A Preferred owned by the Warrant holder at a price of Twenty-Five Cents ($.25) per share until October 31, 2002. The B Warrant shall allow the holder to purchase one share of common stock for each share of Series A Preferred owned by the Warrant holder at a price of Seventy-Five Cents ($.75) per share until January 31, 2003. The C Warrant shall allow the holder to purchase one share of common stock for each share of Series A Preferred owned by the Warrant holder at a price of One Dollar and Twenty-Five Cents ($1.25) per share until June 30, 2003. The Corporation shall retain the right to reduce the exercise price of the warrants and to extend the expiration date of the warrants until December 31, 2003.

         8. REDEMPTION. The Corporation shall have the right, but not the obligation, to redeem the Series A Preferred Stock at any time at a redemption price of Ten Dollars ($10.00) per share.

         The undersigned being the President and Secretary of the Company hereby declare under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock of EWAN 1 INC. duly adopted by the Board of Directors of the Company.

Dated: June 18, 2002


                                         By: /s/ W.J. Kettle
                                             -----------------------------------
                                         Name:    W.J. Kettle
                                         Title:   President



                                         By: /s/ W. J. Kettle
                                             -----------------------------------
                                         Name:    W.J. Kettle
                                         Title:   Secretary
State Of California   )
County Of Orange      )

On _____________________ before me, _______________________, personally appeared
___________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.



                                                     -------------------------
         (Seal)                                      Signature of Notary Public